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                                                                    EXHIBIT 10.8



SECOND ADDENDUM TO LEASE AGREEMENT

THIS SECOND ADDENDUM TO LEASE AGREEMENT (this "Second Addendum") is by and between WBH, LTD., a Texas limited partnership ("Landlord"), and MICRO MEDIA SOLUTIONS, INC., a Texas corporation ("Tenant"), and amends that one certain Lease Agreement dated the 6th day of June, 1994, by and between W.B. Houston & Co. ("Original Landlord"), as Landlord, and Micro Solutions, as Tenant, covering space in the building located at 1202 East Fifth Street, Austin, Texas, as amended by Addendum to Lease Agreement dated March 11, 1996, by and between Original Landlord and Tenant adding the approximately 19,100 square feet of space in the building located at 1210 East Fifth (such Lease Agreement as so amended being hereinafter referred to as the "Lease").

WHEREAS, Landlord has acquired the Project from Original Landlord and is the successor in interest of the Original Landlord under the Lease; and



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WHEREAS, Tenant previously transacted business under the name Micro Solutions, and entered into the Lease in such capacity; and

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant hereby agree that the Lease be amended as follows:

1. Premises. As a result of the Addendum to Lease Agreement referenced above, the building located at 1210 East Fifth Street ("1210 East Fifth") was leased to Tenant. As used in the Lease, the term "Premises" shall mean the original premises in the Lease Agreement (e.g., 1202 East Fifth Street, also known as 501 Waller) and 1210 East Fifth. The term "Building" shall mean and include the original Building described in the Lease and the Building located at 1210 East Fifth. The "Site" shall mean Lots 7-12, Block 4, Outlot 3, Division A, City of Austin, Travis County, Texas. The "Project" shall mean the Building and the Site.

2.Term. The term of this Lease is hereby extended for a period ending July 31, 2008.

3. Rent During Extension Term. Beginning effective April 1, 2001, Total Monthly Rental and Additional Rental shall be revised as follows:

(a) Total Monthly Rental shall be in the following amounts:

April 1, 2001 through March 31, 2002 - $14,040.00 per month. April 1, 2002 through March 31, 2003 - $14,917.50 per month. April 1, 2003 through March 31, 2004 - $15,795.00 per month. April 1, 2004 through March 31, 2005 - $16,672.50 per month. April 1, 2005 through March 31, 2006 - $17,550.00 per month. April 1, 2006 through March 31, 2007 - $18,422.50 per month. April 1, 2007 through March 31, 2008 - $19,305.00 per month. April 1, 2008 through July 31, 2008 - $20,182.50 per month.

(b)Section 3.2 of the Lease shall be revised in its entirety to read as follows:

3.2 Additional Rental. In addition to the Total Monthly Rental, Tenant agrees to pay to Landlord as additional rent ("Additional Rental) an amount equal to the Operating Expenses (as hereinafter defined) for each calendar year during the term of this Lease. Tenant's liability for Additional Rental for any partial year during the term of this Lease shall be prorated based upon the ratio of the number of days within the term of this Lease for the partial year as compared to the total number of calendar days in such year.

A. Operating Expenses: For the purposes of determining Additional Rental, "Operating Expenses" shall mean the following costs and expenses paid or incurred by Landlord in connection with the Project for a particular calendar year or portion thereof, as determined by Landlord: all ad valorem taxes and other real estate taxes and all special assessments


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(provided, however, that if pursuant to the authorizing legislation or the taxing authority's requirements, Landlord shall have the right to elect to either make a lump sum payment or cause such tax or assessments to be amortized and paid over a period of years, such taxes and assessments for purposes of computing Operating Expenses shall be amortized over the longest period of time permitted by such authorizing legislation or requirements of the taxing authority for the payment of such taxes or assessments); costs and expenses of contesting the validity or amount of real estate taxes; and insurance premiums.

B. Monthly Payment of Estimated Additional Rental: The Operating Expenses for each calendar year shall be estimated by Landlord, and written notice thereof shall be given to Tenant. Upon receipt of said written notice from Landlord, the estimated Additional Rental shall be due and payable as herein provided. Tenant agrees to pay Landlord each month, at the same time the Total Monthly Rental is due, an amount equal to one-twelfth (1/12) of the estimated annual Additional Rental due for such year.

C. Revisions of Estimated Additional Rental: If real estate taxes, or any portion of Operating Expenses increase during a calendar year, Landlord may revise the estimated Additional Rental during such year by giving Tenant written notice to that effect, and thereafter Tenant agrees to pay Landlord, in each of the remaining months of such year, an additional amount equal to the amount of such annual increase in the estimated Additional Rental divided by the number of months remaining in such year.

D. Annual Adjustment of Additional Rental: After the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing Tenant's total amount of Additional Rental. Within thirty (30) days after receipt of the aforementioned statement, Tenant agrees to pay Landlord, or if Tenant has overpaid, Landlord shall credit against the next Additional Rental payment or payments due from Tenant, as the case may be, the difference between Tenant's actual Additional Rental due for the preceding calendar year and the estimated Additional Rental paid by Tenant during such year.

4. Maintenance. Section 7.1(i) shall be amended by the addition of the following language at the end thereof:

Notwithstanding the foregoing, Landlord shall have the option to require Tenant to maintain the electrical, mechanical (including HVAC) and plumbing systems servicing the Premises or any part thereof, in which event Landlord shall reimburse Tenant for the reasonable costs of such maintenance.

5. Tenant Improvement Allowance. (a) Landlord agrees to reimburse Tenant for one-half of the costs of alterations, improvements, modifications or additions to the Premises made by Tenant up to a total maximum payment by Landlord of $10,000.00, provided that all such alterations, improvements, modifications and additions have been consented to by Landlord pursuant to Section 9.1 of the Lease and have been performed by a contractor approved by


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Landlord. Such reimbursement shall be made within ten (10) day after Tenant presents Landlord with proof reasonably satisfactory to Landlord of the payment of such amount.

(b) Tenant agrees to pay Landlord, in addition to all other amounts due hereunder, the amount of $300.00 per month on the first day of each month beginning July 1, 1998, and continuing through and including April 1, 2001.

6. Renewal Option. The parties acknowledge that Tenant has exercised the Option set forth in Section 2.3 of the Lease. So long as Tenant is not then in default, Tenant shall have another option (the "Second Option") to renew this Lease (but only as to that portion of the Premises not subleased to GTE Intelligent Network Services Incorporated ("GTE"), in the event and only in the event GTE exercises its option to lease its subleased space directly from Landlord) for a five (5) year term, beginning on the expiration of the Term of this Lease as extended in Paragraph 1 above, and continuing for five (5) years thereafter, by notifying Landlord in writing of its election at least nine (9) months prior to the end of such Term of this Lease. Such renewal shall be on all of the terms and conditions of this Lease in effect in the last month of the extended term of this Lease which are not inconsistent herewith, except that the Total Monthly Rental shall be at a market rental rate as determined by Landlord in its reasonable judgment. Landlord shall give written notice (the "Rental Notice") to Tenant of the Total Monthly Rental to be in effect during such renewal term within thirty (30) days after receipt of Tenant's notice exercising the Second Option, and Tenant shall have a right during the thirty (30) day period after receipt of the Rental Notice within which to revoke the exercise of the Second Option by giving written notice of revocation to Landlord within such thirty
(30) day period, in which event the Term of this Lease shall expire on May 31, 2008. If Tenant does not revoke its exercise of the Second Option within such thirty (30) day period, then the Total Monthly Rental specified by Landlord the Rental Notice shall be in effect during such renewal period.

7. Tenant's Insurance. The minimum levels of insurance required to be maintained by Tenant pursuant to Section 8.3 of the Lease are as follows:

Bodily injury or death     -     $1,000,000.00
Property damage            -     $1,000,000.00

8. Defined Terms. All capitalized terms used herein shall have the meaning ascribed in the Lease, unless a different meaning is given herein.

EXCEPT as expressly modified herein, the terms of the Lease shall remain in full force and effect and Landlord and Tenant hereby ratify such terms, as herein amended.

EXECUTED effective as of the 27 day of July 1998.


LANDLORD:

WBH, LTD., a Texas limited partnership

By:  WBH GP, Inc., its general partner


By:   /s/ Will Houston
Name:     Will Houston
Title: President

TENANT:

MICRO MEDIA SOLUTIONS, INC., a Texas corporation

By:   /s/ Jose Chavez
Name:     Jose Chavez
Title: President